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              APPLICATION FOR WITHDRAWAL OF REGISTRATION STATEMENT


                          Expert Software, Inc.
                       ---------------------------
                          (Name of Registrant)



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
              Delaware                                             65-0359860
             ----------                                            ----------
       (State of Incorporation)                       (IRS employer identification number)

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                                   802 Douglas Road
                                     Sixth Floor
                                Coral Gables, FL 33134
                           ------------------------------
                              (Principal office address)


     Pursuant to Rules 477 and 478 under the Securities Act of 1933, as amended, the undersigned, having power of attorney under the Registration Statement on Form S-8 (the "Registration Statement"), File Number 333-79205, relating to common stock, par value $0.01 per share (the "Common Stock"), of Expert Software, Inc., being the agent for service of process named in the Registration Statement and being an authorized representative of Expert Software, Inc., hereby requests that the Registration Statement be withdrawn, effective immediately. Expert Software, Inc. no longer intends to sell the Common Stock registered thereby.


                                        EXPERT SOFTWARE, INC.


                                        By:  /s/ Kenneth P. Currier
                                             -----------------------------
                                             Name:  Kenneth P. Currier
                                             Title: Senior Vice President




Dated: June 25,1999